EXHIBIT 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on January 29, 2015
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Fourth Quarter and Year-end 2014 Earnings
Net Income per diluted share increased 64% in the quarter
Operating Income per diluted share increased 60% in the quarter

Branchville, NJ – January 29, 2015 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter and year ended December 31, 2014. For the quarter, net income per diluted share was $0.72, up 64% over the $0.44 in 2013, and operating income1 per diluted share was $0.72, 60% higher than the $0.45 in 2013.

“The fourth quarter of 2014 significantly contributed to an excellent year in which we accomplished our very aggressive three-year plan established in 2012,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “We achieved an overall statutory combined ratio, excluding catastrophes, of 92.5%, in line with our goal of 92%; met our goal of overall renewal pure price between 5-8% for all three years with 5.6% in 2014, 7.6% in 2013 and 6.3% in 2012; and delivered an operating return on equity of 10.3%.

“For the quarter, our strong 7% growth rate reflects a 28% increase in the Excess and Surplus Lines operation and solid performance in standard Commercial Lines,” continued Murphy. “The overall statutory combined ratio was 93.2%, 6.4 points better than 2013. All three insurance segments posted solid statutory combined ratios with standard Commercial Lines, which represents 76% of our total premium, generating a statutory combined ratio of 96%. The continuing profitability improvement reflects higher standard Commercial Lines renewal pure pricing that was up 4.7% for the quarter due to our pricing sophistication and granularity, coupled with highly automated, account-specific renewal capabilities. Such sophistication also led to retention increasing 2 points to 84% in standard Commercial Lines.

“The standard Personal Lines statutory combined ratio was 78.2%, a 16.7-point improvement over the fourth quarter 2013 due to improved property results. In addition, we successfully launched a new Personal Lines product, The Selective EdgeSM, which offers additional and enhanced coverage for customers who combine their homeowners and auto policies with Selective. For the quarter, net premiums written were down 3%, to $67 million, mainly due to the ongoing strategic non-renewal of dwelling fire business and a reduction in writing monoline homeowners, partially offset by renewal pure price increases of 6.7%,” continued Murphy.

“Our Excess and Surplus Lines had a very strong quarter with net premiums written up 28% due to a 38% increase in new business,” said Murphy. “We have seen a significant increase in our retail agents sending their business to our general agents after heavy promotion of the line at our annual road shows. The statutory combined ratio was 96.6%.

“After-tax investment income declined 7% in the fourth quarter, compared to a year ago, to $25 million, due to lower returns from the alternative investment portfolio. The overall annualized after-tax portfolio yield was 2.2% compared to 2.3% in 2013. The after-tax yield on fixed income securities was 2.2% compared to 2.3% in 2013. Our fixed income purchases for the year ran at an average after-tax yield of 2.0%, while maturities, disposals and sales had an average after-tax yield of 2.3% for 2014,” concluded Murphy.

Highlights for fourth quarter 2014 compared to fourth quarter 2013:

-	Net income was $41.4 million, or $0.72 per diluted share, compared to $25.3 million, or $0.44 per diluted share;
-	Operating income1 was $41.6 million, or $0.72 per diluted share, compared to $26.1 million, or $0.45 per diluted share;
-	Combined ratio: GAAP: 91.8% compared to 97.3%; Statutory: 93.2% compared to 99.6%;
-	Total net premiums written (NPW) were $433.6 million compared to $405.1 million:
o	Standard Commercial Lines NPW were $321.4 million compared to $300.5 million;
o	Standard Personal Lines NPW were $67.5 million compared to $69.6 million;
o	Excess and Surplus Lines NPW were $44.7 million compared to $35.0 million;
-
Catastrophe losses were negative and included an $8 million reinsurance recoverable, which resulted in a net benefit from catastrophes of $(7.0) million, pre-tax, or (1.5) points on the statutory combined ratio, compared to $14.3 million, or 3.2 points;

-	Non-catastrophe property losses, pre-tax, were $62.8 million, or 13.4 points, compared to $53.4 million, or 11.8 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $9.0 million, or 1.9 points, compared to $7.5 million, or 1.7 points;
-	Net investment income, after tax, was $24.5 million compared to $26.4 million; and
-	Total revenue was $503.6 million compared to $488.0 million.

Highlights for year-ended December 31, 2014 compared to year-ended 2013:

-	Net income was $141.8 million, or $2.47 per diluted share, compared to $106.4 million, or $1.87 per diluted share;
-	Operating income1 was $124.5 million, or $2.17 per diluted share, compared to $93.9 million, or $1.65 per diluted share;
-	Combined ratio: GAAP: 95.8% compared to 97.8%; Statutory: 95.7% compared to 97.5%;
-	Total NPW were $1,885.3 million compared to $1,810.2 million:
o	Standard Commercial Lines NPW were $1,441.0 million compared to $1,380.7 million;
o	Standard Personal Lines NPW were $292.1 million compared to $297.8 million;

o	Excess and Surplus Lines NPW were $152.2 million compared to $131.7 million;
-	Catastrophe losses, pre-tax, were $60.0 million, or 3.2 points on the statutory combined ratio, compared to $47.4 million, or 2.7 points;
-	Non-catastrophe property losses, pre-tax, were $287.6 million, or 15.5 points, on the statutory combined ratio compared to $226.6 million, or 13.0 points;
-	Favorable prior year statutory reserve development on our casualty lines, pre-tax, totaled $48.5 million, or 2.6 points, compared to $14.5 million, or 0.8 points;
-
Income of $8.0 million, pre-tax, was generated from the sale of the renewal rights of our Self-Insured Group book of pooled entity business in the first quarter of 2014, which reduced the statutory combined ratio by 0.4 points;

-	Net investment income, after tax, was $104.2 million compared to $101.4 million; and
-	Total revenue was $2.0 billion compared to $1.9 billion.

Balance Sheet and Guidance
At December 31, 2014, Selective’s assets were $6.6 billion and the investment portfolio was $4.8 billion. Statutory surplus was $1.3 billion, up 4% from December 31, 2013. Stockholders’ equity was $1.3 billion, up 11% from year end 2013. Book value per share was $22.54, up from $20.63 at year end 2013. This increase reflects $2.51 in net income coupled with $0.51 in unrealized investment gains on our investment portfolio, partially offset by $0.53 in shareholders’ dividends and $0.60 in unrealized pension losses related to the pension revaluation.

Selective’s Board of Directors declared a $0.14 per share quarterly cash dividend on common stock payable March 2, 2015 to stockholders of record as of February 13, 2015.

For 2015, Selective expects to generate a full-year statutory combined ratio of 91.0%, excluding catastrophes and any prior year casualty reserve development. Selective currently estimates 4 points of catastrophe losses for 2015. After-tax investment income will be approximately $105 million and weighted average shares at year end are anticipated to be approximately 58 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on January 30, 2015 at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 2, 2015.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended December 31:	2014	2013
Net premiums written	$433,586	405,110
Net premiums earned	469,850	451,312
Net investment income earned	32,108	35,313
Net realized losses	(389)	(1,208)
Total revenues	503,583	488,034

Operating income	41,603	26,120
Net realized losses, net of tax	(253)	(785)
Net income	$41,350	25,335

Statutory combined ratio	93.2%	99.6%
Statutory combined ratio, excluding catastrophe losses	94.7%	96.4%
GAAP combined ratio	91.8%	97.3%

Operating income per diluted share	$0.72	0.45
Net income per diluted share	0.72	0.44
Weighted average diluted shares	57,539	57,065
Book value per share	$22.54	20.63

12 months ended December 31:	2014	2013
Net premiums written	$1,885,280	1,810,159
Net premiums earned	1,852,609	1,736,072
Net investment income earned	138,708	134,643
Net realized gains	26,599	20,732
Total revenues	2,034,861	1,903,741

Operating income	124,538	93,939
Net realized gains, net of tax	17,289	13,476
Loss on discontinued operations	—	(997)
Net income	$141,827	106,418

Statutory combined ratio	95.7%	97.5%
Statutory combined ratio, excluding catastrophe losses	92.5%	94.8%
GAAP combined ratio	95.8%	97.8%

Operating income per diluted share	$2.17	1.65
Net income per diluted share	2.47	1.87
Weighted average diluted shares	57,351	56,810
Book value per share	$22.54	20.63

*All amounts included in this release exclude intercompany transactions.